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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Nancy King Investor Relations (770) 206-6200

COMPUCREDIT ANNOUNCES First QUARTER RESULTS

        ATLANTA, GA, May 5, 2003—CompuCredit (NASDAQ: CCRT) reported first quarter 2003 net income attributable to common shareholders of $33.2 million, or $0.67 per diluted share as compared to $16.7 million, or $0.35 per diluted share for the fourth quarter of 2002.

        The net interest margin was 15.5 percent in the first quarter of 2003 as compared to 17.1 percent for the fourth quarter of 2002. The adjusted net charge-off rate was 10.2 percent in the first quarter of 2003 as compared to 9.2 percent for the fourth quarter of 2002. At March 31, 2003, the 60 plus day managed delinquency rate was 13.3 percent as compared to 13.9 percent as of December 31, 2002.

        Various references within this press release are to the managed credit card receivables underlying our off balance sheet securitization facilities. Performance metrics and data based on these managed receivables are key to any evaluation of the Company's performance in managing (including underwriting, valuing purchased receivables, servicing and collecting) the portfolios of receivables underlying our off balance sheet securitization facilities. Indeed, we allocate resources within our Company and manage our Company using financial data and results prepared on a so-called "managed basis." It is also important to analysts, investors and others that we provide selected metrics and data on a managed basis because it is through our reporting on this basis that they are able to compare our Company to others within the specialty finance industry. Moreover, our Company's management, analysts, investors and others believe it is critical that they understand the credit performance of our entire portfolio of managed credit card receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and our retained interests in the respective securitization facilities.

        Managed receivables data assumes that we have not sold the credit card receivables underlying our off balance sheet securitization facilities and presents the net credit losses and delinquent balances on the receivables as if we had still owned the receivables. Reconciliation of the managed receivables data to our GAAP financial statements requires recognition that all of our credit card receivables have been sold in securitization transactions; this reconciliation requires the removal of all of the managed receivables data from our books and records to yield zero credit card receivables and associated statistics under GAAP, coupled with the recording under GAAP of retained interests in various securitization structures.

        Further details regarding CompuCredit's first quarter financial performance will be discussed during management's conference call on Tuesday, May 6, 2003 at 8:30 a.m. Eastern Standard Time. The media and public are invited to listen to the live webcast of the call, accessible on the Internet at http://www.CompuCredit.com. The conference call will be archived at the above web site for those interested parties that are unable to attend at this time.

        CompuCredit Corporation (Nasdaq: CCRT) is a credit card company that uses analytical techniques to serve consumers who we believe are underserved by traditional grantors of credit. Credit cards marketed by CompuCredit are generally issued by Columbus Bank and Trust Company under an agreement with CompuCredit. For more information about CompuCredit, visit http://www.CompuCredit.com.

CompuCredit Corporation (CCRT)
Financial and Statistical Summary
(Unaudited)

	At or For the Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
	(In thousands, except percentages and per share data)
Common Share Statistics
EPS—Basic	$0.67	$0.35	$0.02
EPS—Diluted	$0.67	$0.35	$0.02
Book Value Per Common Share Outstanding (period end)(1)	$9.47	$8.82	$8.78
Stock Price Per Share (period end)	$6.28	$7.07	$5.72
Total Market Capitalization (period end)	$288,478	$325,052	$266,318
Shares Outstanding (period end)	45,936	45,976	46,559
Weighted Average Shares O/S—Basic	50,827	50,633	46,559
Weighted Average Shares O/S—Diluted	50,971	50,703	46,566
Average Managed Loans Statistics (2)
Average Managed Loans	$2,636,728	$2,912,482	$1,860,209
Average Equity	$462,539	$440,007	$447,451
Net Interest Margin	15.5%	17.1%	16.9%
Return on Average Managed Loans	5.2%	2.4%	0.5%
Return on Average Equity (ROE)	29.7%	16.2%	1.9%
Net Charge-Off Rate	20.3%	17.0%	14.7%
Adjusted Net Charge-Off Rate	10.2%	9.2%	14.7%
Adjusted Net Charge-Offs	$67,180	$67,193	$68,407
Risk Adjusted Margin	14.1%	12.8%	9.7%
Operating Ratio	8.4%	8.3%	9.0%
Other Credit Card Income Ratio	9.1%	6.0%	7.6%
Period-End Selected Credit Card Data (2)
Total Managed Loans	$2,470,041	$2,795,888	$1,809,070
Delinquency Rate (60+ days)	13.3%	13.9%	12.2%
Number of Accounts	3,169	3,562	2,057
Shareholders' Equity	$482,008	$447,868	$448,425
Equity to Managed Loans Ratio	19.5%	16.0%	24.8%

(1)
Assumes preferred shares are converted into common shares as of March 31, 2003, December 31, 2002 and March 31, 2002.

(2)
Excludes receivables at or near charge-off at the time of purchase.

CompuCredit Corporation and Subsidiaries
Consolidated Balance Sheets

	March 31, 2003 (Unaudited)	December 31, 2002
	(Dollars in thousands)
Assets
Cash and cash equivalents	$113,870	$120,416
Restricted cash	10,147	10,112
Retained interests in credit card receivables securitized	308,498	275,635
Accrued interest and fees	15,001	15,804

Net credit card receivables	323,499	291,439
Amounts due from securitization	15,847	7,235
Deferred costs, net	7,047	8,314
Software, furniture, fixtures and equipment, net	28,623	29,296
Investment in equity method investee	10,315	15,593
Investment in debt security	16,921	18,819
Prepaid expenses and other assets	23,564	17,691

Total assets	$549,833	$518,915

Liabilities
Accounts payable and accrued expenses	$32,329	$32,570
Deferred revenue	9,210	8,979
Income tax liability	26,286	29,498

Total liabilities	67,825	71,047
Shareholders' equity
Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 30,000 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	33,293	32,466
Series B preferred stock, 10,000 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	11,311	11,035
Common stock, no par value, 150,000,000 shares authorized; 45,936,265 and 45,976,265 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	—	—
Additional paid-in capital	241,400	241,400
Treasury stock, at cost, 872,900 and 832,900 shares at March 31, 2003 and December 31, 2002, respectively	(4,586)	(4,338)
Deferred compensation	(908)	(1,013)
Note issued to purchase stock	(500)	(500)
Retained earnings	201,998	168,818

Total shareholders' equity	482,008	447,868

Total liabilities and shareholders' equity	$549,833	$518,915

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002
	(Dollars in thousands, except per share data)
Net interest (expense) income	$(2,089)	$(725)	$305
Other operating income:
Income from retained interests in credit card receivables securitized	36,307	8,462	5,702
Servicing income	27,666	31,125	1,285
Other credit card fees and other income	33,774	30,472	33,280
Equity in income of equity method investee	14,296	21,621	—

Total other operating income	112,043	91,680	40,267
Other operating expense:
Salaries and benefits	4,341	6,227	3,596
Credit card servicing	38,047	43,048	20,070
Marketing and solicitation	1,587	2,505	2,624
Depreciation	3,865	3,861	3,570
Other	8,539	7,961	7,462

Total other operating expense	56,379	63,602	37,322
Income before income taxes	53,575	27,353	3,250
Income taxes	(19,287)	(9,573)	(1,138)

Net income	$34,288	$17,780	$2,112

Net income attributable to common shareholders	$33,180	$16,699	$1,108

Average shares outstanding—basic	50,827	50,633	46,559

Average shares outstanding—diluted	50,971	50,703	46,566

Net income per share—basic (1)	$0.67	$0.35	$0.02

Net income per share—diluted (1)	$0.67	$0.35	$0.02

(1)
For the three months ended March 31, 2002, the effects of the preferred stock, which are convertible into common shares, were excluded from the EPS computations because their inclusion would have been anti-dilutive.

(2)
Other operating expense includes ancillary product expenses of $683, $770 and $1,999 (in thousands) for the three months ended March 31, 2003, December 31, 2002, and March 31, 2002, respectively.

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COMPUCREDIT ANNOUNCES First QUARTER RESULTS